CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-71813 on Form N-1A of our reports dated February 01, 2025, relating to the financial statements and financial highlights of the Pioneer Global Sustainable Growth Fund, Pioneer Global Sustainable Value Fund, Pioneer Intrinsic Value Fund and Pioneer Strategic Income Fund, appearing in Form N-CSR of Pioneer Series Trust XIV for the year ended September 30, 2024, and to the references to us under the headings “Financial highlights” in the Prospectuses and “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

January 27, 2025